Exhibit 23.1
Consent of Independent Registered Public Accounting Firm
We hereby consent to the incorporation by reference in the Registration Statements on Form S-8 (Nos. 333-133797, 333-147753, 333-176421 and 333-211743) pertaining to the Amended and Restated 2005 Equity Incentive Plan, the 2005 Non-Employee Directors’ Share Option Plan, the 2011 Equity Incentive Plan and the 2016 Performance Equity Plan of Cimpress N.V. of our report dated August 12, 2016 relating to the consolidated financial statements and the effectiveness of internal control over financial reporting, which appears in this Form 10‑K.

/s/ PricewaterhouseCoopers LLP
Boston, MA
August 12, 2016